LightPath Technologies Regains NASDAQ Compliance

ORLANDO, FL -- 11/17/2008 -- LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced that it received a letter from The Nasdaq Listing Qualifications Director of The Nasdaq Stock Market, LLC notifying LightPath that it is in compliance with the previously reported listing deficiencies and the matter is now closed. The letter from the Nasdaq staff stated that based on LightPath's most recent Quarterly Report Form 10-Q for the period ended September 30, 2008, Nasdaq has determined that LightPath's stockholders' equity complies with the minimum $2.5 million requirement for continued listing on The Nasdaq Capital Market set forth in Marketplace Rule 4310(c)(3). Accordingly, Nasdaq has informed LightPath that it has regained compliance with Marketplace Rule 4310(c)(3).

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     Contacts:
     LightPath Technologies, Inc.
     Jim Gaynor
     President & CEO
     or
     Dorothy Cipolla
     CFO
     +1 (407) 382-4003
     dcipolla@lightpath.com

     Alliance Advisors, LLC
     Mark McPartland
     Vice President
     +1 (914) 669-0222
     markmcp@allianceadvisors.net